Exhibit 10.43A

Severance Agreement under

Key Employee Retention Plan

With Confidentiality and Non-Competition Agreement

SEVERANCE AGREEMENT

This Severance Agreement is executed as of this      day of             , 2010 by and between Clean Harbors Environmental Services, Inc. (together with its parent and affiliate corporations being hereinafter collectively referred to as the “Company” and                            of                               (“Key Employee”).

WHEREAS, the Company has offered a position of employment to the Key Employee; and

WHEREAS, the Company desires to provide the Key Employee with the severance benefits described herein; and

WHEREAS, as a condition to the Company’s entering into this Agreement, the Key Employee has executed the attached Confidentiality and Non-Competition Agreement attached hereto as Exhibit A;

NOW, THEREFORE, in consideration of the foregoing premises and the agreements set forth below, the Company and the Key Employee agree as follows:

1.                                       Definitions.

(a)                                  “Cause” for termination by the Company shall be determined to have occurred only if the reason for such termination is any of the following:

(i)                                     A material breach of the Key Employee’s fiduciary duty to the Company or an act of fraud, dishonesty or theft upon the Company;

(ii)                                  Willful, persistent or repeated neglect, failure to perform, or violation of duties after having been previously warned of such neglect, failure to perform or violation; or

(iii)                               Entry against the Key Employee of a guilty plea, or a conviction, judgment or order against the Key Employee in any proceeding or action before any court relating to a willful violation of any material law, rule or regulation relating to the business of the Company or any of its affiliates or involving moral turpitude.

(b)                                 A “Change of Control” shall be deemed to have occurred if the Company is a party to any merger, consolidation or sale of assets, or there is a tender offer for the Company’s common stock, or a contestable election of the Company’s Directors and as a result of any such even, either (i) the directors of the Company in office immediately before such event cease to constitute a majority of the Board of Directors of the Company, or of the company succeeding to the Company’s business, or (ii) any company, person or entity (including one or more persons and/or entities acting in concert as a group) other than an affiliate of the Company, gains “control” (ownership of more than fifty percent (50%) of the outstanding voting stock of the company) over the Company. The concept of “control” shall be deemed to mean the direct or indirect ownership, beneficially or of record, of voting stock of the Company. Notwithstanding the forgoing, it shall not be deemed a Change of Control if the Company is “taken private” whereby the Company’s stock ceases to be registered under the Securities Act of 1933, if the current major stockholder of the Company (Alan McKim) continues to maintain a roll as an Executive Officer of the Company.

(c)                                  “Disability” shall mean the Key Employee’s inability to substantially perform his or her employment duties, due to a medically determinable physical or mental illness or injury which lasts for, or is reasonably expected to last for, 60 consecutive days or 90 days in any 12-month period, whether or not consecutive. The Board of Directors of the Company reserves the right, in good faith, to make the determination of Disability under this Agreement based upon information supplied by Key Employee and/or his or her medical personnel, as well as information from medical personnel (or others) selected by the Board or the Company’s insurers, which determination shall be conclusive as of its date absent fraud or manifest error.

(d)                                 “Severance Benefits” means up to one year’s base salary, at the rate in effect at the time of termination of employment (“Base Salary”), plus up to one year of continued medical, dental, life insurance and other benefits, if any, which were provided to the Key Employee at the time of his or her termination of employment and for which the Key Employee is eligible to receive benefits under plans administered by third party providers (collectively “Benefits”), payable as provided below.

2.                                       Termination on or after Change in Control. In the event of a Change of Control, and if, within a period of 30 days after such Change of Control, the Key Employee shall not be offered a position with the Company (or such other entity as may result from such Change of Control, collectively “Successor”) equal to that which the Key Employee held with the Company prior to the Change of Control, the Key Employee shall be entitled to receive Severance Benefits. A position shall not be deemed to be “equal” to that which the Key Employee held prior to the Change of Control if such position does not have an equal or better compensation package and job responsibilities, or its primary work location is not within 30 miles of such location prior to the Change of Control.

If the Key Employee shall accept a position with the Successor after the Change in Control and the Successor shall thereafter, within a period one (1) year from the Change of Control, (i) terminate the employment of the Key Employee, except for Cause or (ii) change the Key Employee’s position so as not to be equal to the

Key Employee’s position prior to the Change in Control, the Key Employee shall be entitled to Severance Benefits.

3.                                       Payment of Severance Benefits after Change of Control. One year of Base Salary, as part of Severance Benefits arising as a result of termination of employment under Section 2 above, shall be paid in full (less required federal, state and/or local withholding) no later than thirty (30) days after the termination of employment which gives rise to Severance Benefits. To the extent that equivalent or better benefits of a similar nature are not made available to the Key Employee from other employment, such benefits shall continue to be provided by the Company for a period of one year from termination of employment in accordance with Company policy, provided the same is allowed by any third party provider which may administer the applicable Company benefit plan.

4.                                       Termination Without a Change of Control. If there shall not have been a Change of Control of the Company and the Key Employee’s employment with the Company is terminated by the Company, other than for death, Disability or Cause, the Key Employee shall be entitled to receive Severance Benefits paid periodically in accordance with the Company’s normal salary and benefit payment policies. There shall be offset against Base Salary any earned compensation which the Key Employee may receive or be entitled to receive from any subsequent employer or self employment, and Benefits shall continue only to the extent that equivalent or better benefits of a similar nature are not made available to the Key Employee from a subsequent employer.

5.                                       Notice of Change of Circumstances. The Key Employee agrees to immediately notify the Company of any subsequent employment during the term when he or she is receiving Severance Benefits under Section 4 above, and, as a condition of continued payment of Severance Benefits under this Severance Agreement, the Key Employee shall periodically provide the Company with updated information as to the amount of compensation earned by the Key Employee and any benefits which he or she is eligible to receive from any subsequent employer or self employment during the period in which Key Employee is receiving Severance Benefits hereunder.

6.                                       Release.  The Key Employee shall, as a condition of receiving Severance Benefits hereunder, provide the Company with a general release of all clams against the Company, in a form reasonably provided by the Company, which shall release all claims which the Key Employee may have against the Company at the time of such release, including, without limitation, claims under ERISA and the Age Discrimination in Employment  Act of 1967, as amended, but in no event releasing claims for Severance Benefits due under this Agreement.

7.                                       Outplacement Benefits. If the Key Employee shall be entitled to receive Severance Benefits and shall not have obtained new employment upon termination of employment with the Company, the Key Employee shall be entitled to receive up to $15,000 in payment by the Company to an executive out placement firm chosen by the Company to assist the Key Employee in finding new employment. Such amount shall be payable to the out placement firm upon the presentation of appropriate documentation to the Company.

8.                                       Un-Funded Plan Employee at Will Status. The Key Employee understands that the benefits under this Agreement have not been funded by the Company, and as such the Key Employee, if entitled to Severance hereunder, will be a general creditor of the Company. Nothing in the Agreement shall be construed to change the Key Employee’s employment status from that of an “employee at will” with the Company.

9.                                       Miscellaneous. This Severance Agreement has been executed in the Commonwealth of Massachusetts and shall be governed and construed in accordance with the laws thereof. In the event of any inconsistency between this Agreement and the Plan, the terms of this Agreement shall prevail. This Agreement shall be binding upon the Company and the Key Employee and upon their respective heirs, representatives, successors, and assigns. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but shall constitute one in the same agreement.

CLEAN HARBORS ENVIRONMENTAL
   SERVICES, INC.

By:
Its duly authorized

[ ]

Exhibit A

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

(Executed in Connection with Severance Agreement)

AGREEMENT entered into this        day of [Same date as Severance Agreement] 2010 by and between Clean Harbors Environmental Services, Inc., (hereinafter the “Company”), and                        of                     , Massachusetts (hereinafter “Employee”).

WHEREAS, during his employment with the Company, Employee will be responsible for directing and/or implementing the Company’s sales, marketing and field operations programs; and

WHEREAS, Employee will have contact with the Company’s existing and prospective customers; and

WHEREAS, the Company’s confidential business, sales and marketing plans will be disclosed to Employee; and

WHEREAS, trade secrets and other proprietary and confidential business information, including, but not limited to, research and development information, process or treatment data, inventions, trade secrets, compilations of technical data, customer and vendor lists, the WIN relational database, which includes the Waste Management System (the Company’s waste material profile system) as well as the Customer Profile System (“CPS”) information, and other confidential customer data and specialized pricing methods may be disclosed by the Company or any of its affiliates to the Employee, or developed or learned by the Employee during the course of his employment with the Company (“Confidential Information”); and

WHEREAS, Employee and the Company acknowledge that Confidential Information is valuable, special and a unique asset of the Company and that the unauthorized disclosure of Confidential Information will cause irreparable injury to the Company.

NOW, THEREFORE, in consideration of Employee’s employment with the Company (in his present position or in any position to which Employee may be transferred or promoted) and Employee’s eligibility to participate in any current or future bonus/incentive plans which may be made available to the Employee, Employee and the Company agree as follows:

1.             Employee agrees that during the term of his employment with the Company and subsequent thereto, Employee shall not make any unauthorized disclosure of Confidential Information or use Confidential Information for his own benefit or for the benefit of any entity except the Company.  For purposes of this Agreement, “unauthorized disclosure” includes, but is not limited to, any disclosure not within the normal course of the Company’s business and disclosures to any entity which does not have a need to know.

2.             Employee agrees that (a) during his term of employment with the Company, Employee shall not, directly or indirectly, whether as a partner, officer, director, trustee, employee, agent, consultant, investor, lender, shareholder (excluding the holding of the securities of any corporation whose securities are publicly traded if such securities owned by Employee do not exceed one percent (1%) in value of all of the issued and outstanding securities of such corporation), or otherwise, own, manage, operate, assist, participate in, engage in, solicit on behalf of, or carry on any business which is in competition with the business conducted by the Company at the time of the Employee’s termination of employment with the Company ,which business shall include, but not be limited to, the business of Clean Harbors, Inc. described in its latest Annual Report filed on Form 10-K with the Securities and Exchange Commission, and, (b) for a period of one (1) year after termination of his employment with the Company, shall not do any of the foregoing in any geographical sales or operations territory assigned to Employee by the Company during the Employee’s employment with the Company, or with any existing or prospective Company customers for which the Employee had responsibility or contact during his employment with the Company.

3.             During his employment with the Company, and for a period of one (1) year thereafter, Employee shall not, directly or indirectly, solicit, recruit or hire any person who is at that time an employee of the Company or was an employee of the Company within the thirty (30) days prior to Employee’s termination of employment with the Company.

4.             Upon termination of his employment from the Company, the Employee shall forthwith deliver to the Company and shall not retain any originals or copies of any Confidential Information, regardless of the form, format or media in which it is maintained (all of the same are hereby agreed to be the property of the Company).

5.             Employee and the Company agree that the purpose of this Agreement is to prevent the unauthorized disclosure of Confidential Information and to protect the Company from unfair competition, and that this Agreement shall not be construed or enforced as an employment contract or give the Employee any right or guarantee of continued employment.

6.             The Employee understands and agrees that any breach or violation of this Agreement will cause irreparable harm to the Company which may not be adequately remedied by an award for monetary damages, and, accordingly, in the event of any such breach or violation, the Company shall have, in addition to any other remedies at law, the right to an injunction, specific performance or other equitable remedies to prevent violation of the Employee’s obligation hereunder.  If Employee breaches Paragraph 1, 2 or 3 of this Agreement and legal action is initiated by Company to enforce this Agreement or to seek damages for Employee’s violation of the provisions of this Agreement, the Company shall be entitled to recover from Employee all costs and expenses, including reasonable attorneys fees, incurred therein by the Company.

7.             The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.  This instrument contains the entire agreement between the parties, and all prior discussions, understandings, negotiations and agreements are merged into this Agreement.

8.             This Agreement shall be binding upon and inure to the benefit of the Company and the Employee and their respective heirs, successors or assigns.  The term “Company”, as used in this Agreement, shall be deemed to include any parent corporation, subsidiary or affiliate

2

of Clean Harbors Environmental Services, Inc.  The Employee acknowledges that he/she has been given the opportunity, prior to entering into this Agreement, to consult with his own attorney regarding his rights and obligations with respect to this Agreement.

9.             This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, and the parties hereby agree to submit to the jurisdiction of the courts of said Commonwealth for all disputes arising under this Agreement.

10.           If any section, sentence or clause of this Agreement shall be deemed to be illegal, invalid or unenforceable for any reason, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of other sections of this Agreement.  Furthermore, if any section, sentence or clause of this Agreement shall be deemed to be overbroad, such section, sentence or clause shall be enforced to the maximum extent legally permissible, and the parties hereto agree that a Court may reform said overbroad section, sentence or clause to achieve enforceability.

I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND THIS AGREEMENT AND HAVE HAD MY QUESTIONS ANSWERED BY REPRESENTATIVES OF THE COMPANY.

IN WITNESS WHEREOF, the Company and Employee hereby execute this Agreement as of the day and year first above written.

Employee

(Witness)	[ ]

(Do not sign below this line; for Corporate use only)

Clean Harbors Environmental Services, Inc.

By:
(Witness)	Its:

3